Florida Public Utilities Announces Results for 2008

WEST PALM BEACH, FL -- (Marketwire - March 17, 2009) - Florida Public Utilities (NYSE Alternext US: FPU) reported increased earnings for 2008 compared to the prior year. Net income was $3,486,000 or $.57 per share for the year ended December 31, 2008 compared with prior year's net income of $3,301,000 or $.54 per share.

Total revenues increased $32 million in 2008 compared to the prior year mainly due to the higher fuel costs and revenue based-taxes that are recovered directly from customers. The remaining revenues, which comprise gross profit, increased $2.5 million in 2008 compared to the prior year as a primary result of our recent electric rate proceeding. The Florida Public Service Commission (FPSC) approved the final annual electric rate increase of approximately $3.9 million effective May 22, 2008. An interim rate increase set to generate approximately $800,000 annually was in effect from November 22, 2007 until the final rates went into effect.

Operating expenses increased $2.2 million in 2008 as compared to 2007. Depreciation expense increased $626,000 primarily as a result of increased electric depreciation rates and normal plant growth. Approximately $500,000 of this operating expense increase was due to professional fees and expenses related to strategic development activity no longer ongoing. Uncollectible accounts expenses increased approximately $400,000, possibly as a consequence of the declining economy. Pension and medical costs continued to outpace inflation, increasing approximately $300,000 over the prior year. Increases in operating expenses were partially offset by a drop in general liability expenses of $581,000 due to unusually high claims in 2007.

The Company filed a natural gas rate proceeding with the FPSC in the fourth quarter of 2008 to increase its natural gas rates. An annual interim increase of approximately $1 million has been approved beginning in March 2009 and we expect an additional final rate increase beginning in mid 2009. Management is requesting recovery for many of the natural gas expense increases, partial recovery of capital expenditures and a return on common equity.

Statements in this press release regarding Florida Public Utilities Company's business which are not historical facts, including those relating to expected rate increases, are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the disclosures in the Company's filings with the Securities and Exchange Commission, including those under "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2008.

Florida Public Utilities is primarily in the business of providing natural gas, electric and propane gas distribution services throughout Florida.

Key operating results are summarized below:

                       Florida Public Utilities
              For the years ending December 31, 2008 & 2007
               (Dollars in thousands except per share data)

                                                       2008        2007
                                                     ----------  ----------
Total Revenues                                       $  168,548  $  136,542

Net Income                                           $    3,486  $    3,301

Earnings for Common Stock                            $    3,457  $    3,272

Earnings per Common Share - basic & diluted          $      .57  $      .54

Average Shares Outstanding                            6,087,441   6,039,767

Contact:

George M. Bachman
CFO, Treasurer and Corporate Secretary
561.838.1731

P O Box 3395
West Palm Beach, FL
33402-3395